Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

Contact: Jeremy Neuhart 412-434-3046 neuhart@ppg.com

Investors: Vince Morales 412-434-3740 vmorales@ppg.com

PPG reports first quarter 2009 financial results

PITTSBURGH, April 16, 2009 – PPG Industries (NYSE:PPG) today reported sales for the first quarter of $2.8 billion, a decline of 30 percent versus the prior year’s first quarter including a 6 percent decline resulting from a business divestiture in 2008. The company reported a loss of $111 million, or 68 cents per share, which included a significant charge for business restructuring. Adjusted net income was $32 million, or 19 cents per share. First quarter 2008 sales were $4 billion and reported net income was $100 million, or 61 cents per share, and adjusted net income was $189 million, or $1.15 per share.

First quarter 2009 net loss includes aftertax charges of $141 million, or 86 cents per share, for business restructuring and $2 million, or 1 cent per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement, which is pending court proceedings. First quarter 2008 net income included non-recurring acquisition-related costs of $89 million aftertax, or 54 cents per share, stemming from the January 2008 acquisition of SigmaKalon.

“Our first quarter results reflect continued deterioration in the global economy, resulting in lower demand in many of the end-use markets we serve,” said Charles E. Bunch, PPG chairman and chief executive officer. “The most significant drop-offs occurred in global automotive OEM and in many industrial markets. We quickly implemented broad actions, including business restructurings and general spending controls which were successful in offsetting some of the earnings impact from the lower demand levels.”

Commenting on trends during the quarter, Bunch said “March ended better than we initially anticipated, as activity steadied in several U.S. end-use markets. Our Asia Pacific region performed well in both February and March, nearly matching our strong prior year demand levels in both months. And, in Europe, our Architectural Coatings EMEA segment, despite being down for the quarter in total, delivered flat year-over-year sales volumes in March.”

“Looking ahead,” Bunch added, “we anticipate some seasonal demand growth in the second quarter, but expect activity levels to remain low in comparison with recent years. We will realize further benefits from our restructuring actions in the coming quarters. Also, we remain focused on prudently managing our cash and we ended the quarter with about $530 million of cash on hand, which is up several hundred million dollars from our 2007 and 2008 first quarter levels.”

The first quarter 2009 charge of 86 cents per share relates to a business restructuring plan announced by the company last month that is expected to deliver pretax cost savings of approximately $60 million in 2009, growing to an annual run rate of about $140 million thereafter. The plan includes the closure of a paint manufacturing operation at the company’s Saultain, France, plant; several smaller production, laboratory, warehouse and distribution facilities

PPG reports first quarter 2009 financial results – 2

across PPG’s businesses and regions; and a broad reduction in employment across the company globally. Last September, PPG announced another restructuring plan expected to result in pretax cost savings at an annual run-rate of about $100 million by the end of 2009.

Sales in the quarter were down $1.2 billion, including a $242 million impact from the divestiture of the automotive glass and services business. The remaining sales decline occurred in all regions of the world, led by declines exceeding 30 percent in EMEA (Europe, Middle East and Africa) and 20 percent in the United States, while Asia Pacific sales were down high-teen percentages. Foreign currency translation was a major factor in the Asia Pacific sales decline and a contributing factor in EMEA. Segment earnings, which exclude the impact of the 2009 restructuring charge and the 2008 acquisition-related costs, dropped to $192 million in the first quarter of 2009 compared with $396 million a year ago, primarily as a result of the lower sales.

Performance Coatings segment sales in the first quarter 2009 decreased $186 million, or 17 percent, versus the prior year’s quarter. Sales declined as a result of lower volumes, particularly in the company’s automotive refinish business and architectural coatings – Americas and Asia/Pacific business. Weaker foreign currency also reduced sales. These decreases were slightly offset by improved pricing in all businesses. Segment earnings decreased $31 million, as lower volumes and weaker foreign currencies were not fully offset by increased selling prices and tighter cost control.

Industrial Coatings segment sales for the quarter decreased $414 million, or 39 percent, due primarily to lower volumes in the automotive OEM coatings and industrial coatings businesses, reflecting the continued severe declines in global demand. Weaker foreign currencies also detracted from sales. Improved selling prices only slightly countered these factors. Segment earnings for the quarter were a loss of $16 million, a decrease of $111 million due primarily to the negative effects of lower volumes. These declines were partially offset by lower overhead and manufacturing costs.

The Architectural Coatings EMEA sales for the quarter decreased $127 million, or 24 percent, due primarily to weaker foreign currency and lower volumes. These declines were slightly offset by increased selling prices. Segment earnings decreased by $6 million as lower overhead costs partially offset the impact of lower sales volumes.

Optical and Specialty Materials segment sales for the quarter decreased $50 million, or 17 percent. Lower sales volumes and weaker foreign currency were the primary factors that reduced sales. Segment earnings declined $14 million due largely to the lower volumes.

Commodity Chemicals segment sales for the quarter decreased $62 million, or 15 percent, due primarily to lower volumes partially offset by increased selling prices. The decline in demand was due to lower U.S. industrial activity. Segment earnings increased $15 million, as pricing gains and lower energy costs more than countered the impact of lower sales volumes, higher pension costs and higher manufacturing costs stemming from the lower activity levels.

Glass segment sales declined $340 million compared with the prior year due largely to the divestiture of a majority interest in the automotive glass and services business, which was completed in September 2008. Other factors contributing to the decline in sales were lower volumes reflecting reduced construction and general industrial demand and weaker foreign currency, which were slightly offset by higher selling prices. Segment earnings for the quarter were a loss of $27 million, a decrease of $57 million on lower volumes, lower equity earnings, higher manufacturing costs stemming from reduced operating rates, higher pension expenses and the absence of earnings from the divested automotive glass and services business.

PPG reports first quarter 2009 financial results – 3

First quarter 2008 results for the divested automotive glass and services business were earnings of $11 million pretax, $7 million aftertax, or 4 cents per share.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 140 manufacturing facilities and equity affiliates and operates in more than 60 countries. Sales in 2008 were $15.8 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

PPG will hold a conference call to review its first quarter financial performance today, Thursday, April 16, at 2 p.m. ET. Charles E. Bunch, chairman and chief executive officer, and William H. Hernandez, senior vice president, finance, and chief financial officer, will provide commentary and host questions and answers. The dial-in numbers are: in the United States 866-383-8003; international 617-597-5330; passcode 42386704. The conference call will also be available in listen-only mode via Internet broadcast from PPG’s Investor Center at www.ppg.com (Windows Media Player).

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income (loss) and earnings per common share (attributable to

PPG reports first quarter 2009 financial results – 4

PPG) adjusted for nonrecurring charges. PPG's management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income (loss) and earnings per common share (attributable to PPG) adjusted for these items are not recognized financial measures determined in accordance with U.S. GAAP and should not be considered a substitute for net income (loss) or earnings per common share (attributable to PPG) or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the first quarter 2009 and 2008:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

	Net Income
	$	EPS
First Quarter – 2009
Net Loss (Attributable to PPG) as Reported	$(111)	$(0.68)
Business Restructuring Charge	141	0.86
Net Charge for Asbestos Settlement	2	0.01

Adjusted Net Income	$32	$0.19

	Net Income
	$	EPS
First Quarter – 2008
Net Income (Attributable to PPG) as Reported	$100	$0.61
Acquisition-Related Costs	89	0.54

Adjusted Net Income	$189	$1.15

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended March 31
	2009	2008
Net sales	$2,783	$3,962
Cost of sales, exclusive of depreciation and amortization (Note A)	1,718	2,596
Selling and other	810	983
Depreciation	88	107
Interest	48	64
Amortization	30	34
Asbestos settlement - net	4	—
Business restructuring	186	—
Other - net (Note B)	10	(5)

(LOSS) INCOME BEFORE INCOME TAXES (Notes A and B)	(111)	183
Income tax (benefit) expense (Note C)	(20)	57

Net (loss) income attributable to the controlling and noncontrolling interests (Note D)	(91)	126
Less: net income attributable to the noncontrolling interests (Note D)	(20)	(26)

NET (LOSS) INCOME (ATTRIBUTABLE TO PPG) (Note D)	$(111)	$100

(Loss) earnings per common share (attributable to PPG)	$(0.68)	$0.61

(Loss) earnings per common share - assuming dilution (attributable to PPG)	$(0.68)	$0.61

Average shares outstanding	164.0	164.5

Average shares outstanding - assuming dilution	164.4	165.6

Note A:

Includes expense of $94 million in the three months ended March 31, 2008, for the flow-through cost of sales of the step up to fair value of inventory related to the SigmaKalon acquisition.

Note B:

Includes expense of $23 million in the three months ended March 31, 2008, for the write-off of in-process research and development related to the SigmaKalon acquisition.

Note C:

The effective tax rate on pretax earnings for the three months ended March 31, 2009, was 18 percent, consisting of a tax benefit of 24 percent on the charge for business restructuring and tax expense of 33 percent on remaining pretax earnings. The effective tax rate for the three months ended March 31, 2008, was approximately 31 percent, consisting of a tax benefit of 24 percent on SigmaKalon acquisition-related costs, a tax benefit stemming from the settlement of the IRS audit of PPG’s 2004 and 2005 U.S. tax returns, and tax expense of 30 percent on remaining pretax earnings.

Note D:

On January 1, 2009, PPG Industries, Inc., adopted Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51," which requires that "minority interests" be renamed "noncontrolling interests" and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31 2009	March 31 2008	December 31 2008
	(millions)
Current assets:
Cash and cash equivalents	$531	$298	$1,021
Receivables - net	2,713	3,569	2,804
Inventories	1,677	2,144	1,702
Other	849	739	821

Total current assets	$5,770	$6,750	$6,348

Current liabilities:
Short-term debt and current portion of long-term debt	$869	$805	$903
Asbestos settlement	484	579	491
Accounts payable and accrued liabilities	2,617	3,079	2,816

Total current liabilities	$3,970	$4,463	$4,210

Long-term debt	$2,986	$3,639	$3,009

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended March 31
	2009	2008
	(millions)
Net sales
Performance Coatings	$928	$1,114
Industrial Coatings	644	1,058
Architectural Coatings EMEA	409	536
Optical and Specialty Materials	245	295
Commodity Chemicals	361	423
Glass (Note A)	196	536

TOTAL	$2,783	$3,962

Segment income (loss)
Performance Coatings	$89	$120
Industrial Coatings	(16)	95
Architectural Coatings EMEA	3	9
Optical and Specialty Materials	60	74
Commodity Chemicals	83	68
Glass (Note A)	(27)	30

TOTAL	192	396
Legacy items (Note B)	(25)	(4)
Business restructuring (Note C)	(186)	—
Acquisition - related costs (Note D)	—	(117)
Asbestos settlement - net	(4)	—
Interest - net	(42)	(59)
Unallocated stock-based compensation (Note E)	(7)	(9)
Other unallocated corporate expense (Note F)	(39)	(24)

(LOSS) INCOME BEFORE INCOME TAXES	$(111)	$183

Note A:

Glass net sales and segment income include the results of the divested automotive glass and services business for the three months ended March 31, 2008.

Note B:

Legacy items include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring. Legacy items also include equity losses from PPG’s 40-percent investment in the former automotive glass and services business for the three months ended March 31, 2009.

Note C:

For the three months ended March 31, 2009, business restructuring includes charges of $41 million for the Performance Coatings segment, $93 million for the Industrial Coatings segment, $13 million for the Architectural Coatings EMEA segment, $12 million for the Optical and Specialty Materials segment, $6 million for the Commodity Chemicals segment, $13 million for the Glass segment, and $8 million for corporate. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note D:

Represents costs related to the SigmaKalon acquisition for the three months ended March 31, 2008, including $94 million of the flow-through cost of sales of the step up to fair value of acquired inventory and $23 million for the write-off of in-process research and development. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note E:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants which are not allocated to the operating segments.

Note F:

Other unallocated corporate expense increased in part due to foreign currency translation losses in the three months ended March 31, 2009.